Exhibit 5

January 25, 2008

China Biologic Products, Inc.
No. 14 East Hushan Road,
Taian City, Shandong
People's Republic of China 271000

RE:

Registration Statement on Form SB-2/A (the "Registration Statement") of China Biologic Products, Inc. (the "Corporation")

Gentlemen:

We have acted as special securities counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by the selling shareholders named therein of an aggregate of 6,065,000 shares of the Company's common stock, par value $.0001 per share (the "Shares"), including 1,284,000 shares of Common Stock issuable upon the exercise of outstanding warrants (the "Warrant Shares").

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the Securities Act for filing an Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents, pursuant to which the selling shareholders acquired the Shares and the Warrant Shares, certificates evidencing the Shares, warrants evidencing the Warrant Shares, and minutes and resolutions of the Corporation's Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

January 25, 2008

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ THELEN REID BROWN RAYSMAN &
STEINER LLP

THELEN REID BROWN RAYSMAN &
STEINER LLP